Exhibit 99.1

Investor Contact: Berkman Associates (310)826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com
Xenonics Announces CEO Transition
CARLSBAD, CALIFORNIA — February 9, 2009 — XENONICS HOLDINGS, INC. (AMEX:XNN) announced today that Chuck Hunter has resigned as Chief Executive Officer and has become a consultant to the Company, allowing him to focus primarily on sales initiatives for Xenonics’ NightHunter high-intensity illumination and SuperVision high-definition night vision products to military customers. The responsibilities of the CEO have been assumed by the Company’s Executive Committee, which consists of Chairman Alan Magerman, President Jeff Kennedy, and Larry Curfiss, who was elected to the Executive Committee in January 2009 and was previously Vice President and Director of Business Development for ITT Night Vision from 2000 until his retirement in 2007.
“Chuck has devoted an increasing percentage of his time in recent months pushing forward a number of large contract opportunities for our proprietary illumination and night vision products in the defense community. We want to get these projects across the finish line. This transition enables Chuck to devote all of his skills, contacts, and energy to the Company’s best advantage,” Magerman said. He added that Hunter will continue to maintain his office at Xenonics’ headquarters in Carlsbad, California.
“After a great deal of time and effort working through the defense industry sales cycle, our NightHunter and SuperVision products now are increasingly recognized as ‘best of breed’ by our target customers. Many substantial growth opportunities are available to us. I am determined to capture this business for Xenonics,” Hunter added.
About Xenonics
Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com